Exhibit 99.1

FOR IMMEDIATE RELEASE

September 21, 2004

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Closes Third Trust Preferred Securities Offering

Lafayette, Louisiana - IBERIABANK Corporation (NASDAQ: IBKC), the parent holding company of IBERIABANK (http://www.iberiabank.com), announced today that the Company has raised $10 million through a trust preferred securities offering which closed on September 20, 2004. The trust preferred securities were issued by a newly established subsidiary of the Company, IBERIABANK Statutory Trust III, a Delaware statutory business trust. The trust preferred securities are expected to qualify as Tier I capital for regulatory purposes and will bear an interest rate equal to three-month LIBOR plus a specified percentage. The rate, which adjusts quarterly, is currently equal to 3.91%. The securities are redeemable by IBERIABANK Corporation in whole or in part after five years, or earlier under certain circumstances. The Company intends to use a portion of the proceeds from its trust preferred securities offering to provide funding for various business activities, including internal and external growth.

In association with the offering announced today, the Company completed a $10 million interest rate swap with a counter party that pays 3-month LIBOR and receives a fixed payment of 397 basis points over the 5-year term of the swap agreement. The Company paid no origination fees associated with the trust preferred issuance, so the “all-in” effective cost of the offering is fixed at 5.97% over the first five years.

“Our company’s significant growth is driven by successfully attracting high quality clients,” stated Daryl G. Byrd, President and Chief Executive Officer of IBERIABANK Corporation. “The capital we raised today provides an excellent source to fund this growth,” continued Mr. Byrd. “We believe the favorable treatment of the trust preferred securities as regulatory capital further enhances the strength of our Company.”

IBERIABANK Corporation is the third largest Louisiana-based bank holding company. At June 30, 2004, the Company reported total assets of $2.4 billion, total deposits of $1.8 billion and shareholders equity of $204 million. The bank operates 42 offices serving New Orleans, Baton Rouge, Shreveport, Monroe, and the Acadiana region of Louisiana.

To the extent that statements in this report relate to the plans, objectives, or future performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and the current economic environment. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties. A discussion of factors affecting IBERIABANK Corporation’s business and prospects is contained in the Company’s periodic filings with the Securities and Exchange Commission.